NEWS RELEASE

FOR IMMEDIATE RELEASE

May 27, 2016

CAPITOL FEDERAL FINANCIAL, INC.
ANNOUNCES TRUE BLUE® CAPITOL DIVIDEND

Topeka, KS - Capitol Federal® Financial, Inc. (Nasdaq: CFFN) (the “Company”) announced today that its Board of Directors has declared a True Blue Capitol dividend of $0.25 per share on outstanding CFFN common stock. The cash dividend will be paid on June 24, 2016 to stockholders of record as of the close of business on June 10, 2016. This dividend will total approximately $33.3 million. The True Blue Capitol dividend is the result of the Board of Directors’ continued commitment to return value to our stockholders.

The Board of Directors of Capitol Federal® Savings Bank (the “Bank”) also announced today that it has voted to make a capital distribution to CFFN in the amount of $36.0 million, which will be paid prior to June 24, 2016. This additional capital distribution will allow CFFN to pay the $0.25 per share True Blue Capitol dividend.

For fiscal year 2016, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company’s earnings to its stockholders. The payout is currently expected to be in the form of regular quarterly cash dividends and a cash true-up dividend equal to fiscal year 2016 earnings in excess of the amount paid as regular quarterly cash dividends during fiscal year 2016. It is anticipated that the fiscal year 2016 cash true-up dividend will be paid in December 2016. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Jim Wempe	Kent Townsend
Vice President	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave	700 S Kansas Ave
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com